Exhibit 3.5

ARTICLES OF AMENDMENT
TO THE
ARTICLES OF INCORPORATION
OF
DR. TATTOFF, INC.

The undersigned, being the Chief Executive Officer of DR. TATTOFF, INC., a corporation organized and existing under and by virtue of the provisions of the Florida Business Corporation Act of the State of Florida (the “Corporation”), does hereby certify that the Amendment provided for herein to increase the number of authorized shares of common stock of the Corporation was adopted unanimously by Written Consent of the Board of Directors of the Corporation on February 9, 2011 and written consent of shareholders owning a majority of the outstanding shares entitled to vote of the Corporation, in accordance with the provisions of Section 607.0704 of the Florida Business Corporate Act, and the number of votes cast in favor of the motion:

FIRST:  Upon the filing and effectiveness (the “Effective Time”) pursuant to the Florida Business Corporation Act of the State of Florida (the “FBCA”) of these Articles of Amendment to the Articles of Incorporation of the Corporation, Article IV of the Articles of Incorporation of the Corporation is deleted it in its entirety and substituted in lieu thereof the following new Article IV, to read in its entirety as:

The maximum number of shares that this Corporation shall be authorized to issue and have outstanding at any one time shall be Two Hundred Million (200,000,000) shares of Capital Stock, consisting of One Hundred Eighty Million (180,000,000) shares of Common Stock, par value $.0001 per share and Twenty Million (20,000,000) shares of Preferred Stock.  Series of Preferred Stock may be created and issued from time to time, with such designations, preferences, conversion rights, cumulative, relative, participating, optional, or other rights, including voting rights, qualifications, limitations, or restrictions thereof as shall be stated and expressed in the resolution or resolutions providing for the creation and issuance of such series of preferred stock as adopted by the Board of Directors pursuant to the authority in this paragraph given.

SECOND:  These Articles of Amendment shall become effective upon the filing of these Articles of Amendment.

THIRD:    These Articles of Amendment have been duly adopted by the Board of Directors and stockholders of the Corporation in accordance with Sections 607.0821 and 607.0704 of the FBCA.

       IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly executed in its corporate name as of the 9th day of February, 2011.

DR. TATTOFF, INC.

By: /s/ John P. Keefe
Name: John P. Keefe
Title: Chief Executive Officer